Exhibit 10.29.11

EXECUTION VERSION

AMENDMENT NO. 11 TO

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

THIS AMENDMENT NO. 11 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of October 15, 2019, by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Amended and Restated Master Repurchase Agreement by and between Buyer and Seller, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility. Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendment. Effective as of October 15, 2019, the Agreement is hereby amended as follows:

(a)	Section 3.6 of the Agreement is hereby amended by deleting clause (a) thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

(a)

Payment of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Mortgage Loans, including the servicing rights related thereto, shall be transferred to Buyer against the simultaneous transfer of the Purchase Price to Seller simultaneously with the delivery to Buyer of the Purchased Mortgage Loans relating to each Transaction. With respect to the Purchased Mortgage Loans being sold by Seller on the Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Mortgage Loans, including the servicing rights related thereto, together with all right, title and interest in and to the proceeds of any related Purchased Assets. All payments of Purchase Price to Seller will be allocated first to the Participated Facility Amount until the Participated Facility Amount is fully utilized. Subsequent payments of Purchase Price to Seller will be allocated to the Non-Participated Facility Amount. For the avoidance of doubt, allocation of Purchase Price to the Participated Facility Amount or the Non-Participated Facility Amount are solely for purposes of Buyer issuing payments under the Pass-Through Participations as applicable. Any subsequent payments of Purchase Price to Seller and repayments of Repurchase Price to Buyer shall first be allocated to the Non-Participated Facility Amount.

(b)	Section 4.1 of the Agreement is hereby amended by adding the following clause (c) immediately following clause (b) thereof:

(c)

All payments of Repurchase Price to Buyer shall be allocated first to the Non-Participated Facility Amount until the aggregate outstanding Purchase Price in respect of the Non-Participated Facility Amount is reduced to zero. Once the aggregate outstanding Purchase Price in respect of the Non-Participated Facility Amount is reduced to zero, subsequent payments of Repurchase Price to Buyer will be allocated to the Participated Facility Amount.

(c)	Section 5.1 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (modified text underlined for review purposes):

5.1 Payment of Fees. Seller shall pay to Buyer those fees set forth in this Agreement or the Transactions Terms Letter when they become due and owing. Without limiting the generality of the foregoing, the initial Facility Fee shall be paid on or before the Effective Date and if this Agreement is renewed, thereafter on or before the anniversary of the Effective Date. Further, the Unused Facility Fee and the Minimum Facility Amount Spread Maintenance Premium shall be paid quarterly in arrears, on the first day of the months of January, April, July and October, for each preceding calendar quarter. Buyer shall be entitled to withdraw from the Over/Under Account or retain from payments made by Seller or an Approved Investor, subject to Section 4.6, any fees permitted under this Agreement that are due and owing. If such amounts on deposit in the Over/Under Account or payments received in connection with a Transaction are not sufficient to pay Buyer all fees owed, Buyer shall notify Seller and Seller shall pay to Buyer, within one (1) Business Day, all unpaid fees.

(d)	Section 6.3(b) of the Agreement is hereby amended by adding the following provision to the end of such Section:

For the sake of clarity, it is hereby understood and agreed that the foregoing margining provisions are generally subject to the close-out and netting mechanics set forth in that certain Master Master Margining, Setoff and Netting Agreement, dated as of November 29, 2013, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Netting Agreement”). Any Margin Deficit calculated pursuant to the terms of this Section 6.3 shall be allocated, pro rata, to the Participated Facility Amount and the Non-Participated Facility Amount. The portion of the Margin Deficit allocated to the Non-Participated Facility Amount shall be subject to the Netting Agreement. The portion of the Margin Deficit allocated to the Participated Facility Amount shall not be subject to the Netting Agreement, shall instead be cured solely as provided herein, and further shall be subject to the Pass-Through Participations.

(e)	Section 7.2 of the Agreement is hereby amended by deleting clause (c) thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

(c)	Seller shall have paid all Facility Fees, Unused Facility Fees and Minimum Facility Amount Spread Maintenance Premium that are due;

(f)

Exhibit A of the Agreement is hereby amended by deleting the definition of “Calculation Period” thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

Calculation Period: With respect to: (a) the initial Payment Date on which an Unused Facility Fee is due, the period beginning on the Effective Date and ending on the last day of the quarter in which such Effective Date occurs, (b) the initial Payment Date on which Additional Jumbo Aggregation Price Differential is due, the period beginning on January 26, 2018 and ending on the last day of the related calendar quarter, (c) for each subsequent Payment Date on which an Unused Facility Fee, Minimum Facility Amount Spread Maintenance Premium or Additional Jumbo Aggregation Price Differential is due, the prior calendar quarter and (d) with respect to the date this Agreement is terminated pursuant to the terms herein, the period beginning on the first day of the quarter in which such termination is to occur and ending on the Expiration Date.

(g)	Exhibit A to the Agreement is hereby further amended by adding the following definitions in the approporiate alphabetical order:

Non-Participated Facility Amount: As defined in the Transaction Terms Letter.

Participated Facility Amount: As defined in the Transaction Terms Letter.

Pass-Through Participations: Those certain participation agreements evidenced by the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades, published as of April 24, 2014, as modified by the Collateral Annex (if applicable), and the Transaction Specific Terms, each dated as of a certain date, whereby Bank of America, N.A. sells a participation to a third party, each as amended, restated, supplemented or otherwise modified from time to time.

2.

No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

3.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

4.

Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, after giving effect to this Amendment, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

5.

Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law which shall govern). All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

6.

Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

7.

Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within three (3) days after the date hereof.

BANK OF AMERICA, N.A.	LOANDEPOT.COM, LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Amendment No. 11 to A&R MRA (BANA/loanDepot)